Exhibit 10.6

ESSENDANT INC.

2015 LONG-TERM INCENTIVE PLAN

Performance Based Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this “Agreement”), dated March 15, 2016 (the “Award Date”), is by and between [[FIRSTNAME]] [[LASTNAME]] (the “Participant”), and Essendant Inc., a Delaware corporation (the “Company”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Company’s 2015 Long-Term Incentive Plan (the “Plan”).

In the exercise of its discretion to grant awards under the Plan, the Committee has determined that the Participant should receive an award of restricted stock units (“Units”) under the Plan, on the following terms and conditions:

1.

Grant. The Company hereby grants to the Participant a Restricted Stock Unit Award (the “Award”) consisting of [[SHARESGRANTED]] Units (the “Target Number of Units”), subject to possible increase to as many as two times the Target Number of Units (the “Maximum Number of Units”), or decrease to as low as zero, depending on the degree to which the Company has satisfied the performance goals specified in Appendix A to this Agreement. Each Unit that vests represents the right to receive one share of the Company’s common stock as provided in Section 5 of this Agreement. The Award will be subject to the terms and conditions of the Plan and this Agreement.

2.

No Rights as a Stockholder. The Units granted pursuant to this Award do not entitle the Participant to any rights of a stockholder of the Company unless and until the Units vest as set forth in Section 3 and the Company has caused the Stock to be delivered as set forth in Section 5. The Participant’s rights with respect to the Units shall remain forfeitable at all times until satisfaction of the vesting conditions set forth in Section 3 of this Agreement.

3.

Vesting; Effect of Date of Termination. For purposes of this Agreement, “Vesting Date” means the earlier of March 1, 2019, or such other date upon which a vesting event occurs pursuant to this Section 3.

(a)

Units will vest on the Vesting Date (i) if the Participant’s Date of Termination has not occurred before the Vesting Date, and (ii) only to the extent the Units have been earned as provided in Section 4 during the period (the “Performance Period”) from January 1, 2016 to December 31, 2018 (the “Determination Date”).  The period from the Award Date through the Vesting Date is referred to as the “Vesting Period.” Except as provided in paragraphs 3(b) through 3(f), if the Participant’s Date of Termination occurs for any reason during the Vesting Period, the Participant’s Units that have not yet vested will be forfeited as of the Participant’s Date of Termination.

(b)

If the Participant’s Date of Termination occurs during the Vesting Period, but prior to a Change of Control, by reason of the Participant’s death or Permanent and Total Disability (as defined in paragraph 3(f)), a portion of the then unvested Units subject to this Award will become vested as of the Participant’s Date of Termination. That portion shall be equal to a number of Units determined by multiplying the Target Number of Units by a fraction, the numerator of which shall be the number of whole months elapsed from the Award Date through the Date of Termination, and the denominator of which shall be 36. Any remaining Units subject to this Award that do not vest as provided in this paragraph shall be forfeited as of the Participant’s Date of Termination.

(c)

If the Participant’s Date of Termination occurs during the Vesting Period, but prior to a Change of Control, by reason of the Participant’s Retirement (as defined in paragraph 3(h)), then except as provided in paragraph 3(d), the Units will remain outstanding until the Vesting Date, at which point a prorated portion of the unvested Units will vest to the extent that the Units have been earned as provided in Section 4 during the Performance Period, but only if the following conditions have been satisfied: (i) the Participant has provided the Company with written notice of his or her intent

Exhibit 10.6

to retire at least 3 months prior to the Participant’s Date of Termination (but such advance notice shall not be required if Retirement occurs as a result of the Participant’s involuntary Separation from Service without Cause or the Participant’s Separation from Service for Good Reason); and (ii) the Participant executes a release of claims and an agreement not to compete in such forms as the Company may prescribe, and such release and agreement have become fully effective, within 60 days following the Participant’s Date of Termination.  If the conditions described in the preceding sentence are not satisfied, any unvested Units as of the Date of Termination shall be forfeited.  The proration described in this paragraph 3(c) shall be accomplished as follows:  (i) following the Determination Date, the Committee shall determine the number of Units that the Participant would have earned pursuant to Section 4 if he or she had remained employed through the Vesting Date, then (ii) that number of Units shall be multiplied by a fraction, the numerator of which is the number of full months occurring between the Award Date and the Participant’s Date of Termination, and the denominator of which is 36.

(d)

If (i) a Change of Control occurs during the Vesting Period and prior to the Participant’s Date of Termination, or (ii) a Change of Control occurs after the Participant’s Retirement, but prior to the Determination Date, then in either case the Target Number of Units will become fully vested as of the date of such Change of Control.  For the avoidance of doubt, the provisions of this paragraph 3(d) will apply after the Participant’s Retirement only if the conditions set forth in paragraph 3(c) have been satisfied in connection with such Retirement.

(e)

If (i) the Participant’s Date of Termination occurs during the Vesting Period, but prior to a Change of Control, as a result of the Participant’s involuntary Separation from Service without Cause or the Participant’s Separation from Service for Good Reason (but excluding the Participant’s Retirement if the conditions in paragraph 3(c) are satisfied in connection with such Retirement), (ii) a Change of Control then occurs within six months following the Participant’s Date of Termination, and (iii) the Committee determines that there is clear evidence that the Participant’s termination of employment was made in contemplation of the Change of Control, then a number of shares of Stock (subject to paragraph 5.2(f) of the Plan) be equal to the Target Number of Units shall be delivered to the Participant on a fully vested basis promptly, but in no event later than two and one-half months after the end of the calendar year in which the Change of Control occurs.

(f)

For purposes of this Agreement, the term “Permanent and Total Disability” means the Participant’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, effectively to carry out his duties and obligations as an employee of the Company or its Subsidiaries or to participate effectively and actively as an employee of the Company or its Subsidiaries for 90 consecutive days or shorter periods aggregating at least 180 days (whether or not consecutive) during any twelve-month period.  Notwithstanding the foregoing, to the extent necessary to cause the Award to comply with the requirements of Section 409A of the Internal Revenue Code, as amended (the “Code”), “Permanent and Total Disability” shall mean a “disability” as described in Treasury Regulations Section 1.409A-3(i)(4).

(g)

For purposes of this Agreement, a Date of Termination shall be deemed to have occurred only if on such date the Participant has also experienced a “separation from service” as defined in the regulations promulgated under Code Section 409A (a “Separation from Service”).

(h)

For purposes of this Agreement, “Retirement” means the Participant’s Separation from Service occurring after the Participant has reached age 60 and, as of the applicable Date of Termination, has completed at least five years of continuous service with the Company and its Subsidiaries.

(i)

For purposes of this Agreement, a Change of Control shall be deemed to have occurred only if such event would also be deemed to constitute a “change in control event” (as described in Treasury Regulation Section 1.409A-3(i)(5)(i)) with respect to the Company.

Exhibit 10.6

Except as otherwise specifically provided, the Company will not have any further obligations to the Participant under this Agreement if the Participant’s Units are forfeited as provided herein.

4.

Earned Units. Except as specifically provided in Section 3, the number of Units subject to this Award that the Participant will be deemed to have earned (“Earned Units”) and that are eligible for vesting as of the Vesting Date will be determined by the extent to which the Company has satisfied the performance goals for the Performance Period ending on the Determination Date as set forth in Appendix A to this Agreement. The portion of the Units subject to this Award that will be deemed Earned Units as of the Vesting Date during the Vesting Period will be determined according to the formula specified in Appendix A, but in no event will the cumulative number of Units that are deemed Earned Units exceed the Maximum Number of Units.  Any Units that are not earned and do not vest as of the Vesting Date will be forfeited.  Notwithstanding any contrary provision of this Agreement, the Committee, in its sole discretion, may reduce the number of Earned Units that would otherwise be deemed vested as of the Vesting Date in recognition of such performance or other factors that the Committee deems relevant.

5.

Settlement of Units. After any Units vest pursuant to Section 3, the Company will promptly, but in no event later than two and one-half months after the applicable Vesting Date, cause to be delivered to the Participant, or to the Participant’s beneficiary or legal representative in the event of Participant’s death, one share of Stock in payment and settlement of each Earned Unit. Such issuance shall be evidenced by a stock certificate or appropriate entry on the books of the Company or a duly authorized transfer agent of the Company, shall be subject to the tax withholding provisions of Section 6, and shall be in complete satisfaction of the Units subject to this Award. If the Units that vest include a fractional Unit, the Company will round the number of vested Units down to the nearest whole Unit prior to issuance of the shares as provided herein.  To the greatest extent possible, it is intended that this Award and any payments made in connection herewith shall be exempt from, or comply with, Code Section 409A, and this Agreement shall be interpreted and administered in accordance with that intent.  Notwithstanding the payment timing provisions otherwise set forth in this Section 5, if any amount shall be payable with respect to this Award as a result of the Participant’s Separation from Service at such time as the Participant is a “specified employee” (as those terms are defined in regulations promulgated under Code Section 409A) and such amount is subject to the provisions of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first day of the seventh calendar month beginning after the Participant’s Separation from Service (or the date of Participant’s earlier death), or as soon as administratively practicable thereafter.

6.

Tax Matters. The Committee may require the Participant, or the alternate recipient identified in Section 5, to satisfy any potential federal, state, local or other tax withholding liability. Such liability must be satisfied at the time such Units are settled in shares of Stock. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied: (i) through a cash payment by the Participant, (ii) through the surrender of shares of Stock that the Participant already owns, (iii) through the surrender of shares of Stock to which the Participant is otherwise entitled in respect of the Award under this Agreement; provided, however, that such shares under this clause (iii) may be used to satisfy not more than the minimum statutory withholding obligation of the Company or applicable Subsidiary (based on minimum statutory withholding rates for federal, state and local tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), or (iv) any combination of clauses (i), (ii) and (iii); provided, however, that the Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (ii)-(iv) and that the Committee may require that the method of satisfying such an obligation be in compliance with Section 16 of the Exchange Act (if the Participant is subject thereto) and any other applicable laws and the respective rules and regulations thereunder. Any fraction of a share of Stock which would be required to satisfy such an obligation will be disregarded and the remaining amount due will be paid in cash by the Participant.

Exhibit 10.6

7.

Compliance with Laws. Despite the provisions of Section 5 hereof, the Company is not required to deliver any certificates for shares of Stock if at any time the Company determines that the listing, registration or qualification of such shares upon any securities exchange or under any law, the consent or approval of any governmental body or the taking of any other action is necessary or desirable as a condition of, or in connection with, the issuance or delivery of the shares hereunder in compliance with all applicable laws and regulations, unless such listing, registration, qualification, consent, approval or other action has been effected or obtained, free of any conditions not acceptable to the Company.

8.

Restrictive Covenants; Recovery of Payments. Notwithstanding any contrary provision of this Agreement, the Company may recover the Award granted or paid under this Agreement to the extent required by the terms of any clawback or compensation recovery policy adopted by the Company. Furthermore, and in consideration of the grant of the Award under the terms of this Agreement and in recognition of the fact that Participant has received and will receive Confidential Information (as defined in paragraph 8(e)(iv)) during Participant’s Service (as defined in paragraph 8(e)(v)), Participant agrees to be bound by the restrictive covenants set forth in paragraphs 8(a), 8(b), 8(c), and 8(d), below (the “Restrictive Covenants”).  In addition, but subject to the last sentence of this paragraph, Participant agrees that if Participant violates any provision of such Restrictive Covenants, then (i) all unvested Units shall immediately become null and void, and (ii) any shares of Stock delivered upon vesting of any Units at any time during the three-year period immediately preceding the date on which such violation occurred shall immediately become null and void (collectively, the “Forfeited Shares”). Subject to the last sentence of this paragraph, Participant hereby agrees that upon demand from the Company at any time after discovery of the violation of a Restrictive Covenant or other imposition of a claw back, (A) Participant shall pay to the Company an amount equal to the proceeds Participant has received from any sales or distributions of Forfeited Shares, and (B) if Participant still holds all or any part of the Forfeited Shares at the time the Company makes such demand, Participant shall either (1) deliver to the Company all such unsold Forfeited Shares or (2) pay to the Company the aggregate fair market value of such Forfeited Shares as of the date of the Participant’s receipt of the Company’s demand.  Subject to the last sentence of this paragraph and any applicable limitations of Code Section 409A, by accepting this Agreement, Participant consents to a deduction from any amounts the Company owes Participant from time to time (including amounts owed to Participant as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to Participant by the Company), to the extent of the amounts Participant owes the Company under this Section 8. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount Participant owes pursuant to this Section 8, Participant hereby agrees to pay immediately the unpaid balance to the Company.  Notwithstanding the foregoing, if and to the extent that a violation of a Restrictive Covenant is curable at the time of discovery by the Company, Participant will not be deemed to have violated such Restrictive Covenant unless and until the Company gives Participant written notice of such violation and Participant fails to cure such violation within 30 calendar days after receipt of such written notice.

(a)

Confidential Information. Participant acknowledges that during the course of his or her Service, he or she has received and will receive Confidential Information.  Participant further acknowledges that he or she has received a copy of the Company’s Confidentiality and Nondisclosure Policy.  Participant acknowledges and agrees that it is his or her responsibility to protect the integrity and confidential nature of the Confidential Information, both during and after his or her Service, and Participant shall not directly or indirectly use, disclose, disseminate, or otherwise make available any such Confidential Information, either during or after the term of his or her Service, except as necessary for the performance of his or her duties to the Company or as expressly permitted in writing by the Company.

(b)

Competitive Activities.  During Participant’s Service and for two years after the termination of Participant’s Service for any reason whatsoever (including Retirement), Participant shall not engage in any Competitive Activity (as defined in paragraph 8(e)(iii)).  Participant’s obligations under this paragraph 8(b) shall apply in any geographic territory in which the Company conducts

Exhibit 10.6

its business during the term of the Participant’s Service.  In the event that any portion of this paragraph 8(b) shall be determined by any court of competent jurisdiction to be unenforceable because it is unreasonably restrictive in any respect, it shall be interpreted to extend over the maximum period of time for which it reasonably may be enforced and to the maximum extent for which it reasonably may be enforced in all other respects, and enforced as so interpreted, all as determined by such court in such action.  Participant acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

(c)	Non-Solicitation. During Participant’s Service and for two years after the termination of Participant’s Service for any reason whatsoever, Participant shall not:
(i)

solicit, induce or attempt to solicit or induce any employee, consultant, or independent contractor of the Company (each, a “Service Provider”) to leave or otherwise terminate such Service Provider’s relationship with the Company, or in any way interfere adversely with the relationship between any such Service Provider and the Company;

(ii)

solicit, induce or attempt to solicit or induce any Service Provider to work for, render services to, provide advice to, or supply Confidential Information or trade secrets of the Company to any third person, firm, or entity;

(iii)	employ, or otherwise pay for services rendered by, any Service Provider in any business enterprise with which Participant may be associated, connected or affiliated;
(iv)

call upon, induce or attempt to induce any current or potential customer, vendor, supplier, licensee, licensor or other business relation of the Company for the purpose of soliciting or selling products or services in direct competition with the Company or to induce any such person to cease or refrain from doing business with the Company, or in any way interfere with the then-existing or potential business relationship between any such current or potential customer, vendor, supplier, licensee, licensor or other business relation and the Company;

(v)

call upon any entity that is a prospective acquisition candidate that Participant knows or has reason to know was called upon by the Company or for which the Company made an acquisition analysis for the purpose of acquiring such entity; or

(vi)

assist, solicit, or encourage any other person, directly or indirectly, in carrying out any activity set forth above that would be prohibited by any of the provisions of this Agreement if such activity were carried out by Participant. In particular, Participant will not, directly or indirectly, induce any Service Provider of the Company to carry out any such activity.

(d)

Other Restricted Activities.  During Participant’s Service and for two years after the later of (i) termination of Participant’s Service for any reason whatsoever or (ii) the Vesting Date, Participant shall not engage in any other activity that is inimical, contrary or harmful to the interests of the Company including, but not limited to, (i) conduct related to Participant’s Service for which either criminal or civil penalties against Participant may be sought, (ii) violation of Company policies, including, without limitation, the Company's insider trading policy, or (iii) participating in a hostile takeover attempt.

(e)	Definitions. For purposes of this Section 8, the following terms shall have the following definitions:
(i)	The term “Company” shall include any Subsidiary of the Company that may exist at a given time.

Exhibit 10.6

(ii)

The term “Competing Business” shall mean any business activities that are directly or indirectly competitive with the business conducted by the Company or its Subsidiaries at or prior to the date of the termination of Participant’s Service, all as described in the Company’s periodic reports filed pursuant to the Exchange Act (e.g., the Company’s Annual Report on Form 10-K) or other comparable publicly disseminated information.

(iii)

The term “Competitive Activity” shall mean directly or indirectly investing in, owning, operating, financing, controlling, or providing services that are the same as or similar to a Competing Business if the nature of such services are similar in position scope and geographic scope to any position held by Participant during the last two years of his or her employment with the Company, such that Participant’s engaging in such services on behalf of a Competing Business does or may pose competitive harm to the Company, provided that passive investments of less than 2% ownership interest in any entity that is a Competing Business will not be considered to be a “Competitive Activity.”

(iv)

The term “Confidential Information” has the meaning set forth in the Company’s Confidentiality and Nondisclosure Policy. Confidential Information includes not only information contained in written or digitized Company documents but also all such information that Participant may commit to memory during the course of his or her Service. “Confidential Information” does not include information that is available in reasonably similar form to the general public through no fault of Participant, or that was received by Participant outside of the Company, without an obligation of confidentiality.

(v)

Participant will be deemed to be in “Service” to the Company so long as he or she renders continuous services on a periodic basis to the Company in the capacity of an employee, director, consultant, independent contractor, or other advisor (but, in the case of Participant’s continued Service as a consultant, independent contractor, or other advisor, only as determined by the Committee or the Board, in its sole and absolute discretion, following Participant’s initial Service as an employee or director).

(f)

Equitable Relief; Enforceability.  By accepting this Agreement and the Units granted hereby, Participant agrees that the Restrictive Covenants set forth in this Section 8 are reasonable and necessary to protect the legitimate interests of the Company. In the event a violation of any of the restrictions contained in this Section 8 is established, the Company shall be entitled to seek enforcement of the provisions of this Section 8 through proceedings at law or in equity in any court of competent jurisdiction, including preliminary and permanent injunctive relief.  In the event of a violation of any provision of subsection (b), (c), or (d) of this Section 8, the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation have been finally terminated in good faith.  Participant is aware that there may be defenses to the enforceability of the Restrictive Covenants set forth in this Section 8, based on time or territory considerations, and Participant knowingly, consciously, intentionally, entirely voluntarily, and irrevocably waives any and all such defenses and agrees that he or she will not assert the same in any action or other proceeding brought by the Company for the purpose of enforcing the Restrictive Covenants.

9.	No Right to Employment. Nothing herein confers upon the Participant any right to continue in the employ of the Company or any Subsidiary.
10.

Nontransferability. Except as otherwise provided by the Committee or as provided in Section 5, and except with respect to shares of Stock delivered in settlement of vested Units, the Participant’s interests and rights in and under this Agreement may not be assigned, transferred, exchanged, pledged or otherwise encumbered other than as designated by the Participant by will or by the laws of descent and distribution. Issuance of shares of Stock in settlement of Units will be made only to the Participant; or, if the Committee has been provided with evidence acceptable to it that the Participant is legally incompetent, the Participant’s personal representative; or, if the Participant is deceased, to

Exhibit 10.6

the designated beneficiary or other appropriate recipient in accordance with Section 5 hereof. The Committee may require personal receipts or endorsements of a Participant’s personal representative, designated beneficiary or alternate recipient provided for herein, and the Committee shall extend to those individuals the rights otherwise exercisable by the Participant with regard to any withholding tax election in accordance with Section 6 hereof. Any effort to otherwise assign or transfer any Units or any rights or interests therein or thereto under this Agreement will be wholly ineffective, and will be grounds for termination by the Committee of all rights and interests of the Participant and his or her beneficiary in and under this Agreement.

11.

Administration and Interpretation. The Committee has the authority to control and manage the operation and administration of the Plan and to make all interpretations and determinations necessary or appropriate for the administration of the Plan and this Agreement, including the enforcement of any recovery of payments pursuant to Section 8 or otherwise. Any interpretations of the Plan or this Agreement by the Committee and any decisions made by it under the Plan or this Agreement are final and binding on the Participant and all other persons. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan except to the extent such resolution would result in a violation of Code Section 409A.

12.

Governing Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to principles of conflicts of law of Delaware or any other jurisdiction.

13.

Sole Agreement. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to all of the terms and conditions of the Plan (as the same may be amended in accordance with its terms), a copy of which may be obtained by the Participant from the office of the Secretary of the Company. In addition, this Agreement and the Participant’s rights hereunder shall be subject to all interpretations, determinations, guidelines, rules and regulations adopted or made by the Committee from time to time pursuant to the Plan. This Agreement is the entire agreement between the parties to it with respect to the subject matter hereof, and supersedes any and all prior oral and written discussions, commitments, undertakings, representations or agreements (including, without limitation, any terms of any employment offers, discussions or agreements between the parties).

14.

Binding Effect. This Agreement will be binding upon and will inure to the benefit of the Company and the Participant and, as and to the extent provided herein and under the Plan, their respective heirs, executors, administrators, legal representatives, successors and assigns.

15.

Amendment and Waiver. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement between the Company and the Participant without the consent of any other person. No course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

[Signature Page Follows]

Exhibit 10.6

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the Award Date.

ESSENDANT INC.	PARTICIPANT
By: /s/Charles Crovitz
Charles Crovitz	______________________________
Chairman of the Board	[[FIRSTNAME]] [[LASTNAME]]

Exhibit 10.6

APPENDIX A

Performance-Based Restricted Stock Unit Award Agreement

Earned Units and Performance Goals

Vesting Period: March 15, 2016 through March 1, 2019

The determination of the number of Units that will be earned and vested as of the Vesting Date as provided in Section 3 of the Agreement will be determined as follows:

1.

The Company’s Cumulative Adjusted Net Income (as defined below), Working Capital Efficiency (as defined below) and TSR Percentile Rank (as defined below) for the Performance Period beginning on January 1, 2016 and ending on the Determination Date will be calculated.

2.

Based on that actual Cumulative Net Income, Working Capital Efficiency and TSR Percentile Rank, the Performance Factors for the Performance Period will be determined from the following table by determining where each of the Company’s actual Cumulative Adjusted Net Income, Working Capital Efficiency and TSR Percentile Rank falls relative to the performance goals specified in the applicable column of the table below, and then selecting the corresponding Performance Factor. If the Company’s actual results for the Performance Period are between two amounts shown in the applicable column of the table, the corresponding Performance Factor will be determined by linear interpolation between the two relevant Performance Factors shown in the table. If actual results for the Performance Period are less than or equal to the Minimum amount specified, the corresponding Performance Factor is zero, and if actual results for the Performance Period are greater than the Maximum amount specified, the corresponding Performance Factor will be equal to the percentage specified for the Maximum amount.

Company’s Cumulative Adjusted Net Income, Working Capital Efficiency, and TSR Percentile Rank Performance Goals and Corresponding Performance Factors during the Performance Period

Performance Period ending December 31, 2018
	Cumulative Adjusted Net Income Goal	Perf. Factor	Working Capital Efficiency Goal	Perf. Factor	TSR Percentile Rank	Perf. Factor
Minimum	$337.5M	0%	17.62%	0%	>75th	0%
Target	$374.1M	100%	17.12%	100%	50th	100%
Maximum	$389.6M	200%	16.62%	200%	25th	200%

3.	The number of Earned Units during the Performance Period that will vest as of the Vesting Date will be calculated using the following formula:

(Performance Factor for Cumulative Adjusted Net Income x Target Number of Units x 0.60) +

(Performance Factor for Working Capital Efficiency x Target Number of Units x 0.25) +

(Performance Factor for TSR Percentile Rank x Target Number of Units x 0.15) where:

•

“Performance Factor for Cumulative Adjusted Net Income”, “Performance Factor for Working Capital Efficiency” and “Performance Factor for TSR Percentile Rank” are the percentages determined as provided in item 2 above; and

Exhibit 10.6

•	“Target Number of Units” is the number associated with that term in Section 1 of the Agreement.

4.

For purposes of this Appendix A, the Company’s “Working Capital Efficiency” for the Performance Period shall mean the monthly average of total current assets (excluding cash and cash equivalents) less total current liabilities (excluding short term debt), divided by net sales, and the Company’s “Cumulative Adjusted Net Income” for the Performance Period shall mean the sum of the adjusted net income for each of the three years in such period, all as reported in the Company’s 2016 through 2018 quarterly earnings releases in the table titled Reconciliation of Non-GAAP Financial Measures, Adjusted Operating Income, Net Income and Diluted Earnings Per Share and re-calculated based on accounting standards promulgated by the Financial Accounting Standards Board or similar accounting standards body in place as of December 31, 2015, and adjusted to eliminate the effects of any and all of the following (net of any tax effects) to the extent not already included in the aforementioned table: (i) write-offs of previously capitalized financing costs; (ii) subsidiary charitable contributions to the Essendant Charitable Foundation; (iii) projected impacts on financial results of any acquisition or disposition (including liquidation of at least 90% of the assets) of any business during the Performance Period as reflected in the final financial valuation of the transaction presented to the Board prior to the Board’s approval of the transaction; (iv) impairment of goodwill and other intangible assets (as defined by ASC 350); (v) curtailment, settlement or termination of any of the Company’s pension plans (as defined in ASC 715); (vi) litigation or claim judgments and settlements; and (vii) restructuring costs (as defined by ASC 420).  The Company’s “TSR Percentile Rank” shall mean the percentile ranking of the Company’s TSR among the TSRs for the Comparative Group members for the Performance Period.  TSR Percentile Rank is determined by ordering the Comparative Group members (plus the Company if the Company is not one of the Comparative Group members) from highest to lowest based on TSR for the Performance Period and counting down from the company with the highest TSR (ranked first) to the Company’s position on the list. If two companies are ranked equally, the ranking of the next company shall account for the tie, so that if one company is ranked first, and two companies are tied for second, the next company is ranked fourth. In determining the Company’s TSR Percentile Rank for the Performance Period, in the event that the Company’s TSR for the Performance Period is equal to the TSR(s) of one or more other Comparative Group members for that same period, the Company’s TSR Percentile Rank ranking will be determined by ranking the Company’s TSR for that period as being greater than such other Comparative Group members. After this ranking, the TSR Percentile Rank will be calculated using the following formula, rounded to the nearest whole percentile by application of regular rounding:

TSR Percentile Rank =	(N - R)	* 100
N

“N” represents the number of Comparative Group members for the Performance Period (plus the Company if the Company is not one of the Comparative Group).

“R” represents the Company’s ranking among the Comparative Group members (plus the Company if the Company is not one of the Comparative Group members).

Exhibit 10.6

For purposes of this Appendix A, the following terms shall have the following definitions tied to TSR Percentile Rank:

“Beginning Price” means, with respect to the Company and any other Comparative Group member, the ending stock price on the first day of trading in 2016. For the purpose of determining Beginning Price, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date.

“Ending Price” means, with respect to the Company and any other Comparative Group member, the ending stock price on the last trading date in 2018. For the purpose of determining Ending Price, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date.

“Comparative Group” means the Company and each company included on Annex A attached hereto, provided that, except as provided below, the common stock (or similar equity security) of such company is continually listed or traded on a national securities exchange from the first day of the Performance Period through the last trading day of the Performance Period. In the event a member of the Comparative Group files for bankruptcy or liquidates due to an insolvency or is delisted due to failure to meet the national securities exchange’s minimum market capitalization requirement, such company shall continue to be treated as a Comparative Group member, and such company’s Ending Price will be treated as $0 if the common stock (or similar equity security) of such company is no longer listed or traded on a national securities exchange on the last trading day of the Performance Period (and if multiple members of the Comparative Group file for bankruptcy or liquidate due to an insolvency or are delisted, such members shall be ranked in order of when such bankruptcy or liquidation occurs, with earlier bankruptcies/liquidations/delistings ranking lower than later bankruptcies/liquidations/delistings). In the event of a formation of a new parent company by a Comparative Group member, substantially all of the assets and liabilities of which consist immediately after the transaction of the equity interests in the original Comparative Group member or the assets and liabilities of such Comparative Group member immediately prior to the transaction, such new parent company shall be substituted for the Comparative Group member to the extent (and for such period of time) as its common stock (or similar equity securities) are listed or traded on a national securities exchange but the common stock (or similar equity securities) of the original Comparative Group member are not. In the event of a merger or other business combination of two Comparative Group members (including, without limitation, the acquisition of one Comparative Group member, or all or substantially all of its assets, by another Comparative Group member), the surviving, resulting or successor entity, as the case may be, shall continue to be treated as a member of the Comparative Group, provided that the common stock (or similar equity security) of such entity is listed or traded on a national securities exchange through the last trading day of the Performance Period. With respect to the preceding two sentences, the applicable stock prices shall be equitably and proportionately adjusted to the extent (if any) necessary to preserve the intended incentives of the awards and mitigate the impact of the transaction.

“Total Shareholder Return” or “TSR” shall be determined with respect to the Company and any other Comparative Group member by dividing: (a) the sum of (i) the difference obtained by subtracting the applicable Beginning Price from the applicable Ending Price plus (ii) all dividends and other distributions on the respective shares with an ex-dividend date that falls during the Performance Period by (b) the applicable Beginning Price. Any non-cash distributions shall be valued at fair market value. For the purpose of determining TSR, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the date of distribution.

Exhibit 10.6

5.	Examples:
•

Assume the following facts: (i) the Target Number of Units is 15,000; (ii) the Company’s actual Cumulative Adjusted Net Income for the Performance Period was half-way between the Minimum amount and the Target amount, resulting in a Performance Factor for Cumulative Adjusted Net Income of 50%; (iii) the Company’s actual Working Capital Efficiency for the Performance Period was half-way between the Minimum percentage and the Target percentage, resulting in a Performance Factor for Working Capital Efficiency of 50%; and (iv) the Company’s actual TSR Percentile Rank for the Performance Period was half-way between the Minimum percentile and the Target percentile, resulting in a Performance Factor for TSR Percentile Rank of 50%.  Under these facts, the number of Earned Units that would vest as of the Vesting Date would be:

(0.50 x 15,000 x 0.60) + (0.50 x 15,000 x 0.25) + (0.50 x 15,000 x 0.15) = 4,500 + 1,875 + 1,125 = 7,500

•

Assume the following facts: (i) the Target Number of Units is 10,000; (ii) the Company’s actual Cumulative Net Income for the Performance Period was half-way between the Target amount and the Maximum amount, resulting in a Performance Factor for Cumulative Adjusted Net Income of 150%; (iii) the Company’s actual Working Capital Efficiency for the Performance Period was half-way between the Target percentage and the Maximum percentage, resulting in a Performance Factor for Working Capital Efficiency of 150%; and (iv) the Company’s actual TSR Percentile Rank for the Performance Period was half-way between the Target percentile and the Maximum percentile, resulting in a Performance Factor for TSR Percentile Rank of 150%.  Under these facts, the number of Earned Units that would vest as of the Vesting Date would be:

(1.50 x 10,000 x 0.60) + (1.50 x 10,000 x 0.25) + (1.50 x 10,000 x 0.15) = 9,000 + 3,750 + 2,250 = 15,000

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